Part II: Item 6.

                                                                     Exhibit 11

                                ROCKSHOX, INC.

      Statement regarding computation of net income (loss) per share
                   (In thousands, except per share data)


                                               Three Months Ended        Six Months Ended
                                               9/30/96     9/30/95      9/30/96     9/30/95
                                               -------     -------      -------     -------
Weighted average shares of common stock          8,820       8,820        8,820       8,820
Stock options pursuant to SAB No. 83               420         420          420         420
                                               -------     -------      -------     -------
Shares used in per share calculations            9,240       9,240        9,240       9,240

Income (loss) before extraordinary item       $  (940)    $  1,587     $    409    $  2,581
Extraordinary loss, net of tax benefit         (1,328)         ---      (1,328)         ---
Accretion for dividends on mandatorily
  redeemable preferred stock                      (92)        (88)        (184)        (182)
                                               -------     -------      -------     -------
Net income (loss) available to common
  stockholders                                $(2,360)    $  1,499     $(1,103)    $  2,399
                                               -------     -------      -------     -------
                                               -------     -------      -------     -------
Net income (loss) before extraordinary item,
  per share                                   $ (0.11)    $   0.16     $  0.03     $   0.26
Extraordinary item per share                  $ (0.15)         ---     $ (0.15)         ---
Net income (loss) per share                   $ (0.26)    $   0.16     $ (0.12)    $   0.26

There is no difference in per shares amounts computed under both the primary and fully diluted basis.


                                      12